EXHIBIT 99.1

Apollo to Expand Board of Directors, with David Simon and Four Additional Members from Athene to Join

David Simon to join Apollo’s Board This Month and Athene’s Jim Belardi, Mitra Hormozi, Marc Beilinson and Lynn Swann to Join Board of the Combined Company Upon Closing of Merger

NEW YORK, June 11, 2021 (GLOBE NEWSWIRE) -- Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today announced additional current and anticipated appointments to its Board of Directors. This month, Apollo will add David Simon, currently Chairman of the Board, CEO and President of Simon Property Group, to its Board of Directors and, upon closing of the previously announced combination of Athene and Apollo, four members of Athene’s Board of Directors will join the Board of Directors of the combined company. Earlier this year, Apollo announced that the combined company will have a diverse, 18-member board which will be two-thirds independent.

Mr. Simon is one of the world’s top-performing CEOs with decades of experience in financing, deal-making and real estate. Mr. Simon helped take Simon Property Group public in 1993 and has served as Chief Executive Officer since 1995 and Chairman of the company’s Board of Directors since 2007. He is a member and former chairman of the National Association of Real Estate Investment Trusts. Mr. Simon will join the board effective June 15, 2021.

In addition to Mr. Simon, four directors from Athene will be added to the Board of Directors of the combined company upon consummation of the Athene-Apollo merger, including Athene Chairman and CEO Jim Belardi, as indicated when the merger was announced on March 8, 2021. Athene directors Mitra Hormozi, Marc Beilinson and Lynn Swann will also join the board of the combined company upon closing of the merger, which is expected in January 2022. Physician and scientist Siddhartha Mukherjee, whose counsel has added great value over the past few months, has informed Apollo that he will not stand for reelection after his term is complete. He will continue to provide advice to the company on technology matters after the completion of his term.

Ms. Hormozi was Executive Vice President and General Counsel of Revlon until 2019 and has served on Athene’s Board since 2018. Mr. Beilinson serves as Managing Director of Beilinson Advisory Group and has held a variety of executive leadership positions in his career. He is the lead independent director of Athene’s Board of Directors, of which he has been a member since 2013. Mr. Swann, who joined Athene’s board in 2020, is the president of Swann, Inc. and a Hall of Fame athlete who was the Athletic Director of the University of Southern California until 2019 and former wide receiver for the Pittsburgh Steelers.

“On behalf of the Board and the firm, I am delighted that David, Jim, Mitra, Marc and Lynn will be joining the Board. They each bring important experience and industry insight that will help guide the combined company’s continued growth for years to come,” said Apollo CEO Marc Rowan. “Apollo continues to strengthen our industry-leading corporate governance and focus on closing our merger with Athene, which will enhance our ability to serve our clients, including retirees. Each of these appointments underscores our commitment to transparency and oversight as we drive returns for our clients. We are proud to have professionals of their caliber joining our Board.”

Jay Clayton, non-executive chair of the Board, added, “I look forward to working closely with David and the team from Athene as we drive our strategy and continued corporate governance enhancements. Their impressive backgrounds and industry insights will lend invaluable perspective as we execute on our strategy for the future, continuing to differentiate Apollo in the marketplace and deliver for our clients and shareholders.”

These changes to the Board of Directors are the latest in a series of corporate governance enhancements underway at Apollo which include empowering the full board of directors to retain authority to govern the business by amending its current charter to eliminate the special governance rights provided to the Executive Committee. The conflicts committee of the board has also approved changes that will result in a simpler, more transparent corporate structure, with a single class of common stock, and “one share/one vote” to ensure that the voting rights of shareholders align with their economic interests. The conversion is expected to be completed in January 2022, at the time the Athene merger is expected to close.

The enhancements build on Apollo’s progress to-date to expand its shareholder base, including converting from a publicly traded partnership to a corporation in September of 2019 and securing inclusion on the Russell 1000 index in June of 2020. Completion of these additional changes is expected to make Apollo eligible for inclusion on the S&P 500. The completion of the corporate governance changes and related transactions are subject to regulatory and shareholder approvals.

About Apollo

Apollo is a high-growth, global alternative asset manager. We seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid and opportunistic. Through our investment activity across our fully integrated platform, we serve the retirement income and financial return needs of our clients, and we offer innovative capital solutions to businesses. Our patient, creative, knowledgeable approach to investing aligns our clients, businesses we invest in, our employees and the communities we impact, to expand opportunity and achieve positive outcomes. As of March 31, 2021, Apollo had approximately $461 billion of assets under management. To learn more, please visit www.apollo.com.

Forward-Looking Statements

This press release may contain forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the SEC on February 19, 2021 and quarterly report on Form 10-Q filed with the SEC on May 10, 2021, as such factors may be updated from time to time in Apollo’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other

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filings. Apollo undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Apollo Contact Information:

For investors please contact:

Peter Mintzberg

Head of Investor Relations

Apollo Global Management, Inc.

+1 212 822 0528

APOInvestorRelations@apollo.com

For media inquiries please contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

+1 212 822 0491

Communications@apollo.com

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